Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Fourth Quarter and Full Year 2011 Results

•                  Fourth quarter 2011 operating earnings per diluted share were $1.33. Net income from continuing operations attributable to Ameriprise Financial per diluted share was $1.02.

•                  Full year 2011 operating earnings per diluted share were a record $5.00. Net income from continuing operations attributable to Ameriprise Financial per diluted share was $4.61.

MINNEAPOLIS — February 1, 2012 — Ameriprise Financial, Inc. (NYSE: AMP) today reported fourth quarter 2011 operating earnings of $312 million, or $1.33 per diluted share, compared to $340 million, or $1.31 per diluted share, a year ago. Net income from continuing operations attributable to Ameriprise Financial for the fourth quarter of 2011 was $240 million, or $1.02 per diluted share, compared to $306 million, or $1.18 per diluted share, a year ago.

The decline in fourth quarter 2011 operating earnings primarily reflected lower revenues compared to a year ago. Fourth quarter 2011 operating net revenues declined 2 percent to $2.5 billion from lower hedge fund performance fees, the continued low interest rate environment, and the impact of market volatility, partially offset by growth in asset-based fees from retail client net inflows.

On a full-year basis, the company delivered record operating earnings and net revenues driven by strong growth in its fee-based advisory and asset management businesses. Compared to 2010, operating net revenues grew 10 percent to $10.1 billion, operating earnings grew 4 percent to $1.2 billion, and operating earnings per diluted share increased 10 percent to $5.00.

The company’s excess capital position remained above $2.0 billion at year-end 2011, even after deploying $248 million to repurchase approximately 5.5 million shares of common stock during the quarter. In 2011, the company returned $1.7 billion to shareholders through share repurchases and dividends, which represented 135 percent of full year operating earnings. The company also announced a $0.05 per share, or 22 percent, increase in the company’s regular quarterly dividend payable on February 24, 2012 to shareholders of record at the close of business on February 10, 2012.

Operating return on shareholders’ equity excluding accumulated other comprehensive income was 13.1 percent for the year ended December 31, 2011, compared to 12.9 percent for the year ended December 31, 2010.

“We delivered another good quarter and a strong year,” said Jim Cracchiolo, chairman and chief executive officer. “Despite the impact of volatile markets and low interest rates on our revenues, we continued to make significant progress. Our advisory business generated excellent results for the year, highlighted by record advisor productivity and accelerating success in our experienced advisor recruiting program. In the asset management business, equity flows remained negative for us and the industry. Apart from this near-term challenge, we feel very good about the global platform we’ve developed now that we have integrated Columbia Management and with Threadneedle expanding to new geographic markets.”

“Our exceptionally strong financial foundation continues to enable us to make targeted, strategic investments for growth. In fact, during the fourth quarter we increased our investment spending, most notably to build our brand further through national advertising and to convert to our new brokerage platform. That said, we will maintain and accelerate our focus on re-engineering and expense management to adjust for market challenges.”

Fourth Quarter Summary

Ameriprise Financial, Inc.

Fourth Quarter Summary

	Quarter Ended		Per Diluted Share Quarter Ended
(in millions, except per share amounts, unaudited)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income from continuing operations attributable to Ameriprise Financial	$240	$306	$1.02	$1.18
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	59	27	0.25	0.10
Add: Integration charges, net of tax(1)	14	20	0.06	0.08
Less: Net realized gains, net of tax(1)	1	13	—	0.05
Operating earnings	$312	$340	$1.33	$1.31

Weighted average common shares outstanding:
Basic	230.6	252.7
Diluted	234.5	258.9

(1)   Calculated using the statutory tax rate of 35%.

The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings exclude the consolidation of certain investment entities, net realized gains or losses, integration and restructuring charges, the market impact on variable annuity guaranteed living benefits net of deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC), and income or loss from discontinued operations.

Compared to a year ago, fourth quarter 2011 operating earnings included a $1 million net after-tax benefit from the market impact on insurance and annuity DAC and DSIC. The after-tax benefit in the fourth quarter of 2011 was $18 million compared to $17 million a year ago. There are other items detailed in segment results that in the aggregate had an immaterial impact on consolidated financial results.

Fourth Quarter 2011 Highlights

While equity market volatility in the second half of 2011 and the continued low interest rate environment created a challenging market environment for the industry, the company continues to make significant progress.

•                  Total assets under management and administration were $631 billion at December 31, 2011, up 5 percent sequentially driven by Asset Management net inflows and market appreciation.

•                  Asset Management net inflows were $4.3 billion in the quarter, driven by a $14 billion inflow at Threadneedle from a strategic relationship with Liverpool Victoria to manage its insurance and pension fund portfolio. The agreement represented a major institutional win and added significant scale to Threadneedle’s fixed income business. Asset Management net inflows in the quarter were partially offset by $6.7 billion in outflows of previously announced, low basis point, former parent company assets.

•                  At year end, the company had 113 four- and five-star Morningstar rated funds, including 52 Columbia funds and 61 Threadneedle funds.

•                  The fourth quarter represented the third consecutive quarter of an increased advisor count, with 105 experienced advisors joining Ameriprise. Compared to a year ago, the number of advisors grew 1 percent to 9,730, reflecting strong advisor retention and experienced advisor recruiting. Operating net revenue per advisor increased 12 percent in 2011 to a record $384,000.

•                  The company launched the next phase of its MORE WITHIN REACH® advertising campaign with expanded advertising and local marketing to deepen Ameriprise Financial brand awareness and support client and advisor acquisition.

•                  The company is executing a multi-year investment to transition advisors to a new brokerage platform. During the quarter, the first group of franchisee advisors converted to the new platform, and the company will continue to make additional investments in the platform in 2012.

•                  During the quarter, the company launched financial planning and advisory services in India focused on serving consumers in Mumbai and Delhi-NCR.

•                  RiverSource Life generated strong sales of its newly launched indexed universal life insurance product.

•                  Ameriprise ranked #1 in life insurance customer satisfaction in a recent survey by insure.com.

•                  Ameriprise Auto & Home had a solid fourth quarter. Compared to a year ago, policies in force grew by 7 percent and claims were favorable as auto liability claims returned to levels more consistent with historic experience and weather-related claims improved significantly.

Balance Sheet Summary as of December 31, 2011

Excess capital and prudent capital management

•                  The company’s excess capital position remained above $2.0 billion at year-end 2011.

•                  The company repurchased 5.5 million shares of its common stock in the fourth quarter of 2011 for $248 million. In 2011, the company returned $1.7 billion to shareholders in share repurchases and dividends, which represented 135 percent of full year operating earnings.

•                  During the quarter, RiverSource Life paid an $850 million dividend to the holding company. RiverSource Life’s preliminary year-end 2011 risk-based capital ratio was approximately 490 percent.

•                  Cash and cash equivalents were $2.8 billion, with $700 million at the holding company and $650 million in free cash. The holding company has $850 million in high-quality, short-duration securities from the RiverSource Life dividend.

•                  The company’s variable annuity hedging program continues to perform well, including during a volatile second half of the year.

High-quality investment portfolio

•                  The total investment portfolio, including cash and cash equivalents, was $41.6 billion and remains well positioned. The company’s balance sheet has no holdings of sovereign debt in financially troubled European countries. There were $11 million of impairments in the quarter, primarily associated with residential mortgage-backed securities.

•                 The company’s available-for-sale portfolio ended the quarter with $2.1 billion in net unrealized gains.

•                  Detailed information about the company’s investment portfolio is available at ir.ameriprise.com.

Taxes

The operating effective tax rate was 25.4 percent for the fourth quarter of 2011 and 24.8 percent for full year 2011.

Segment Summaries

Ameriprise Financial, Inc.

Advice & Wealth Management Segment Results

	Quarter Ended December 31, 2011			Quarter Ended December 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Advice & Wealth Management
Net revenues	$901	$(4)	$905	$895	$1	$894	1%
Expenses	822	—	822	798	—	798	3
Pretax income	$79	$(4)	$83	$97	$1	$96	(14)

	Quarter Ended December 31, 2011	Quarter Ended December 31, 2010	% Change
Retail client assets (billions)	$310	$304	2%
Wrap net flows (billions)	$1.4	$1.7	(22)%
Operating net revenue per branded advisor (thousands)	$93	$93	—

(1)  Includes net realized gains/losses.

Advice & Wealth Management fourth quarter 2011 pretax operating earnings declined 14 percent from a year ago to $83 million as retail client asset growth was offset by the negative impact of market volatility and increased investments to drive advisor business growth.

Revenue growth slowed to 1 percent as asset growth was partially offset by the impact of market volatility. Total retail client assets grew 2 percent to $310 billion, including $1.4 billion in wrap net inflows in the quarter. However, during the quarter, clients increased cash balances and transactional volumes declined modestly. Earnings from cash accounts remained low due to the interest rate environment.

Operating net revenue per advisor was $93,000 in the quarter, which was unchanged compared to a year ago, reflecting the impact of market volatility. On a full-year basis, operating net revenue per advisor increased 12 percent to a record $384,000, reflecting retail net inflows, experienced advisor recruiting and market appreciation.

Operating expenses increased 3 percent, primarily from a $14 million increase in advertising and technology investments. The company launched the next phase of its advertising campaign aimed at increasing brand awareness to support client acquisition and experienced advisor recruiting. The company is also executing a multi-year investment to install a new brokerage technology platform. During the quarter, approximately 500 franchise advisors converted to the new platform, and the company expects to have all advisors on the platform by the end of 2012.

Fourth quarter 2011 pretax operating margin was 9.2 percent compared to 10.7 percent a year ago, reflecting increased investments in the business. On a full-year basis, pretax operating margin was 10.9 percent compared to 9.6 percent in 2010.

Ameriprise Financial, Inc.

Asset Management Segment Results

	Quarter Ended December 31, 2011			Quarter Ended December 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Asset Management
Net revenues	$703	$1	$702	$774	$1	$773	(9)%
Expenses	596	21	575	634	24	610	(6)
Pretax income	$107	$(20)	$127	$140	$(23)	$163	(22)

Items included in operating earnings:
Hedge fund earnings			$1			$22
CDO liquidation benefit			$11			$—

	Quarter Ended December 31, 2011	Quarter Ended December 31, 2010	% Change
Total segment AUM(2) (billions)	$436	$457	(5)%
Columbia Management AUM	$326	$355	(8)%
Threadneedle AUM	$114	$106	8%
Flows(2) (billions)	$4.3	$(5.8)	NM
Columbia Management net flows	$(8.4)	$(5.2)	(62)%
Threadneedle net flows	$12.6	$(0.6)	NM

(1)	Includes net realized gains and integration/restructuring charges.
(2)	Subadvisory eliminations between Columbia and Threadneedle are included in the company’s Fourth Quarter 2011 Statistical Supplement available at ir.ameriprise.com.

NM	Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings declined $36 million from a year ago to $127 million. Earnings in the year ago quarter included $22 million associated with hedge fund performance compared to only $1 million in the current quarter. Fourth quarter 2011 earnings also reflected the impact of net outflows, market depreciation and increased advertising expense, partially offset by a benefit from the liquidation of a collateralized debt obligation (CDO) structure.

Operating net revenues declined 9 percent to $702 million, largely driven by $57 million in lower hedge fund performance fees than a year ago. In addition, revenues reflected the impact of net outflows in assets under management and market depreciation, partially offset by the CDO liquidation benefit.

Operating expenses declined 6 percent to $575 million, primarily due to $36 million in lower hedge fund performance compensation as well as lower general and administrative expenses associated with expense synergies, which were offset by increased advertising expense.

Adjusted net pretax operating margin, which excludes pass-through distribution expenses, was 31.4 percent for the fourth quarter of 2011 compared to 34.1 percent a year ago. On a full-year basis, adjusted net pretax operating margin was 33.2 percent compared to 30.1 percent in 2010.

Total segment assets under management declined 5 percent from a year ago to $436 billion, as 8 percent asset growth at Threadneedle was more than offset by outflows at Columbia Management. Threadneedle generated $12.6 billion in net inflows in the quarter, reflecting approximately $14 billion from a strategic relationship with Liverpool Victoria to manage its insurance and pension fund portfolio. Columbia Management net outflows of $8.4 billion in the quarter were largely driven by $6.7 billion of previously announced outflows of low basis point, former parent company assets, as well as net outflows in subadvised funds. In addition, during the quarter, a former parent-related program sponsor shifted $4.7 billion from a traditional separately managed account platform to a model-delivery only unified managed account platform that utilizes Columbia models. While the assets are excluded from managed assets, the movement in assets was neutral to earnings.

Ameriprise Financial, Inc.

Annuities Segment Results

	Quarter Ended December 31, 2011			Quarter Ended December 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Annuities
Net revenues	$639	$5	$634	$642	$3	$639	(1)%
Expenses	551	91	460	511	43	468	(2)
Pretax income	$88	$(86)	$174	$131	$(40)	$171	2

Variable annuity pretax income			$129			$105	23%
Fixed annuity pretax income			$45			$66	(32)%
Items included in operating earnings:
Market impact on DAC and DSIC benefits			$24			$23	4%
Indexed annuity reserve adjustment			$(8)			$—	—

	Quarter Ended December 31, 2011	Quarter Ended December 31, 2010	% Change
Variable annuity ending account balances (billions)	$62.3	$62.6	—
Variable annuity net flows(2) (millions)	$227	$401	(43)%
Fixed annuity ending account balances (billions)	$14.2	$14.4	(2)%
Fixed annuity net flows (millions)	$(158)	$(224)	29%

(1)   Includes net realized gains and market impact on variable annuity guaranteed living benefits, net of DAC and DSIC.

(2)   4Q10 variable annuity net flows include sales in both Ameriprise and third-party channels. RiverSource Annuities discontinued third-party sales of variable annuities in the fourth quarter of 2010.

Annuities pretax operating earnings increased 2 percent to $174 million as growth in variable annuity earnings was partially offset by a decline in fixed annuity earnings. Variable annuity earnings growth reflected client net inflows and a benefit from enhancing the variable annuity guaranteed benefit valuation model, partially offset by the impact of low rates on assets backing fixed accounts. Fixed annuity earnings were impacted by the continued low rate environment and an $8 million unfavorable adjustment in the liability for a closed book of indexed annuities.

Operating net revenues declined 1 percent to $634 million, primarily driven by $21 million of higher variable annuity rider fees and management fees from increased average separate account balances that were more than offset by a $25 million decline in net investment income from low interest rates, primarily in fixed annuities.

Operating expenses declined 2 percent to $460 million, reflecting lower interest credited expenses, favorable market impacts on benefits, claims, losses and settlement expenses, as well as lower DAC amortization.

RiverSource variable annuity net inflows in the Ameriprise channel declined 7 percent from a year ago to $442 million. Fixed annuities remained in net outflows due to low client demand given current interest rates.

Ameriprise Financial, Inc.

Protection Segment Results

	Quarter Ended December 31, 2011			Quarter Ended December 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Protection
Net revenues	$529	$—	$529	$523	$(1)	$524	1%
Expenses	420	—	420	440	—	440	(5)
Pretax income	$109	$—	$109	$83	$(1)	$84	30

Items included in operating earnings:
Market impact on DAC benefits			$3			$3	—

	Quarter Ended December 31, 2011	Quarter Ended December 31, 2010	% Change
Life insurance in force (billions)	$191	$192	—
VUL/UL ending account balances (billions)	$9.2	$9.5	(3)%
Auto & home policies in force (thousands)	696	650	7%

(1)   Includes net realized losses.

Protection pretax operating earnings increased 30 percent to $109 million, driven by improvement in auto and home earnings and favorable life and health claims compared to a year ago.

Operating net revenues increased 1 percent to $529 million as auto and home premium growth was largely offset by a decline in life and health investment income due to the low interest rate environment.

Operating expenses declined 5 percent to $420 million from favorable claims in both the life and health and auto and home businesses. Auto and home claims in the fourth quarter of 2010 included $11 million from catastrophe losses, as well as elevated auto liability claims. Over the past four quarters, reported auto losses and loss frequency have continued to improve and are currently at levels more consistent with historic experience.

Life insurance in force declined slightly from a year ago to $191 billion, and Auto & Home continued to grow its policy count, up 7 percent compared to a year ago.

Ameriprise Financial, Inc.

Corporate & Other Segment Results

	Quarter Ended December 31, 2011			Quarter Ended December 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Corporate & Other
Net revenues	$139	$145	$(6)	$46	$52	$(6)	—
Expenses	170	101	69	129	67	62	11%
Pretax loss	$(31)	$44	$(75)	$(83)	$(15)	$(68)	(10)

(1)	Includes revenues and expenses of the consolidated investment entities; net realized gains/losses; and integration/restructuring charges.

Corporate & Other pretax operating loss was $75 million for the quarter compared to a loss of $68 million a year ago. The fourth quarter of 2011 included an $8 million increase in enterprise investments.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner	Benjamin J. Pratt
Ameriprise Financial	Ameriprise Financial
(612) 671-4676	(612) 678-5881
chad.j.sanner@ampf.com	benjamin.j.pratt@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future since 1894. With outstanding asset management, advisory and insurance capabilities and a nationwide network of 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FSA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York.  These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements.  Examples of such forward-looking statements include:

•                  the statement of belief in this news release that the company will maintain and accelerate its focus on re-engineering and expense management to adjust for market challenges;

•                  statements in this news release regarding planned additional investment in a new brokerage platform and the expectation that all advisors will have transitioned to the new platform by the end of 2012;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market and foreign exchange environments;

•                  changes in capital and credit market conditions including the availability and cost of capital;

•                  changes in and adoption of relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the company’s ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or may pursue and contract to complete in the future, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-

looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010 and under Part 2, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Annual Report on Form 10-K for the year ended December 31, 2011. For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2011 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Quarter Ended December 31, 2011			Quarter Ended December 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Revenues
Management and financial advice fees	$1,101	$(20)	$1,121	$1,146	$(10)	$1,156	(3)%
Distribution fees	371	—	371	385	—	385	(4)
Net investment income	588	113	475	540	43	497	(4)
Premiums	305	—	305	295	—	295	3
Other revenues	228	34	194	206	13	193	1
Total revenues	2,593	127	2,466	2,572	46	2,526	(2)
Banking and deposit interest expense	11	—	11	14	—	14	(21)
Total net revenues	2,582	127	2,455	2,558	46	2,512	(2)
Expenses
Distribution expenses	611	—	611	582	—	582	5
Interest credited to fixed accounts	221	—	221	223	—	223	(1)
Benefits, claims, losses and settlement expenses	512	152	360	465	72	393	(8)
Amortization of deferred acquisition costs	46	(61)	107	84	(29)	113	(5)
Interest and debt expense	96	73	23	78	51	27	(15)
General and administrative expense	744	29	715	758	30	728	(2)
Total expenses	2,230	193	2,037	2,190	124	2,066	(1)
Income from continuing operations before income tax provision	352	(66)	418	368	(78)	446	(6)
Income tax provision	67	(39)	106	88	(18)	106	—
Income from continuing operations	285	(27)	312	280	(60)	340	(8)
Income (loss) from discontinued operations, net of tax	13	13	—	(26)	(26)	—	—
Net income	298	(14)	312	254	(86)	340	(8)
Less: Net income (loss) attributable to noncontrolling interests	45	45	—	(26)	(26)	—	—
Net income attributable to Ameriprise Financial	$253	$(59)	$312	$280	$(60)	$340	(8)%

(1)   Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense; revenues and expenses of the consolidated investment entities; net realized gains/losses; market impact on variable annuity guaranteed living benefits net of DAC and DSIC; integration/restructuring charges and income/loss from discontinued operations. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Year Ended December 31, 2011			Year Ended December 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Revenues
Management and financial advice fees	$4,537	$(49)	$4,586	$3,784	$(38)	$3,822	20%
Distribution fees	1,573	—	1,573	1,447	—	1,447	9
Net investment income	2,046	97	1,949	2,309	308	2,001	(3)
Premiums	1,220	—	1,220	1,179	—	1,179	3
Other revenues	863	94	769	863	125	738	4
Total revenues	10,239	142	10,097	9,582	395	9,187	10
Banking and deposit interest expense	47	—	47	70	—	70	(33)
Total net revenues	10,192	142	10,050	9,512	395	9,117	10
Expenses
Distribution expenses	2,497	—	2,497	2,065	—	2,065	21
Interest credited to fixed accounts	853	—	853	909	—	909	(6)
Benefits, claims, losses and settlement expenses	1,557	67	1,490	1,750	9	1,741	(14)
Amortization of deferred acquisition costs	618	(8)	626	127	16	111	NM
Interest and debt expense	317	221	96	290	181	109	(12)
General and administrative expense	2,965	116	2,849	2,737	129	2,608	9
Total expenses	8,807	396	8,411	7,878	335	7,543	12
Income from continuing operations before income tax provision	1,385	(254)	1,639	1,634	60	1,574	4
Income tax provision	355	(52)	407	350	(36)	386	5
Income from continuing operations	1,030	(202)	1,232	1,284	96	1,188	4
Loss from discontinued operations, net of tax	(60)	(60)	—	(24)	(24)	—	—
Net income	970	(262)	1,232	1,260	72	1,188	4
Less: Net income (loss) attributable to noncontrolling interests	(106)	(106)	—	163	163	—	—
Net income attributable to Ameriprise Financial	$1,076	$(156)	$1,232	$1,097	$(91)	$1,188	4%

(1)       Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense; revenues and expenses of the consolidated investment entities; net realized gains/losses; market impact on variable annuity guaranteed living benefits net of DAC and DSIC; integration/restructuring charges and income/loss from discontinued operations. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

NM  Not Meaningful — variance of greater than 100%

Ameriprise Financial, Inc.

Reconciliation Table: Net Income from Continuing

Operations Attributable to Ameriprise Financial

	Year Ended		Per Diluted Share Year Ended
(in millions, except per share amounts, unaudited)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income attributable to Ameriprise Financial	$1,076	$1,097	$4.37	$4.18
Less: Loss from discontinued operations, net of tax	(60)	(24)	(0.24)	(0.09)
Net income from continuing operations attributable to Ameriprise Financial	1,136	1,121	4.61	4.27
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	38	16	0.15	0.06
Add: Integration charges, net of tax(1)	62	73	0.25	0.28
Less: Net realized gains, net of tax(1)	4	22	0.01	0.08
Operating earnings	$1,232	$1,188	$5.00	$4.53

Weighted average common shares outstanding:
Basic	241.4	257.4
Diluted	246.3	262.3

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Net Income from Continuing

Operations Attributable to Ameriprise Financial

	Quarter Ended		Per Diluted Share Quarter Ended
(in millions, except per share amounts, unaudited)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income attributable to Ameriprise Financial	$253	$280	$1.08	$1.08
Less: Income (loss) from discontinued operations, net of tax	13	(26)	0.06	(0.10)
Net income from continuing operations attributable to Ameriprise Financial	240	306	1.02	1.18
Add: Market impact on variable annuity guaranteed living benefits, net of tax(1)	59	27	0.25	0.10
Add: Integration charges, net of tax(1)	14	20	0.06	0.08
Less: Net realized gains, net of tax(1)	1	13	—	0.05
Operating earnings	$312	$340	$1.33	$1.31

Weighted average common shares outstanding:
Basic	230.6	252.7
Diluted	234.5	258.9

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended December 31, 2011
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$352	$418
Less: Pretax income attributable to noncontrolling interests	45	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$307	$418
Income tax provision from continuing operations	$67	$106
Effective tax rate	19.1%	25.4%
Effective tax rate excluding noncontrolling interests	21.9%	25.4%

	Year Ended December 31, 2011
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$1,385	$1,639
Less: Pretax loss attributable to noncontrolling interests	(106)	—
Income from continuing operations before income tax provision excluding consolidated investment entities (CIEs)	$1,491	$1,639
Income tax provision from continuing operations	$355	$407
Effective tax rate	25.6%	24.8%
Effective tax rate excluding noncontrolling interests	23.8%	24.8%

Ameriprise Financial, Inc.
Reconciliation Table: Advice & Wealth Management Segment Results

	Year Ended December 31, 2011			Year Ended December 31, 2010
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change
Advice & Wealth Management
Net revenues	$3,708	$(5)	$3,713	$3,343	$1	$3,342	11%
Expenses	3,307	—	3,307	3,027	7	3,020	10
Pretax income	$401	$(5)	$406	$316	$(6)	$322	26

(1)  Includes net realized gains/losses and integration/restructuring charges.

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	December 31, 2011	December 31, 2010
Total net revenues	$703	$774
Less: Realized gains	1	1
Operating total net revenues	702	773
Less: Distribution pass through revenues	201	188
Less: Subadvisory and other pass through revenues	100	95
Adjusted operating revenues	$401	$490

Pretax income	$107	$140
Less: Realized gains	1	1
Add: Integration/restructuring charges	21	24
Pretax operating earnings	127	163
Less: Operating net investment income	11	6
Add: Amortization of intangibles	10	10
Adjusted operating earnings	$126	$167

Adjusted net pretax operating margin	31.4%	34.1%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Year Ended
(in millions, unaudited)	December 31, 2011	December 31, 2010
Total net revenues	$2,900	$2,368
Less: Realized gains	3	3
Operating total net revenues	2,897	2,365
Less: Distribution pass through revenues	833	627
Less: Subadvisory and other pass through revenues	385	292
Adjusted operating revenues	$1,679	$1,446

Pretax income	$436	$318
Less: Realized gains	3	3
Add: Integration/restructuring charges	95	95
Pretax operating earnings	528	410
Less: Operating net investment income	11	14
Add: Amortization of intangibles	40	39
Adjusted operating earnings	$557	$435

Adjusted net pretax operating margin	33.2%	30.1%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended
(in millions, unaudited)	December 31, 2011	December 31, 2010
Net income from continuing operations attributable to Ameriprise Financial, as reported	$1,136	$1,121
Less: Adjustments (1)	(96)	(67)
Operating earnings	$1,232	$1,188
Total Ameriprise Financial, Inc. shareholders’ equity	$10,482	$10,309
Less: Assets and liabilities held for sale	29	102
Less: Accumulated other comprehensive income, net of tax	603	540
Total Ameriprise Financial, Inc. shareholders’ equity from continuing operations excluding AOCI	9,850	9,667
Less: Equity impacts attributable to the consolidated investment entities	478	455
Operating equity	$9,372	$9,212
Return on equity from continuing operations, excluding AOCI	11.5%	11.6%
Operating return on equity excluding CIEs and AOCI (2)	13.1%	12.9%

(1)   Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits net of DAC and DSIC; and integration/restructuring charges.

(2)   Operating return on equity excluding consolidated investment entities and accumulated other comprehensive income is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed living benefits net of DAC and DSIC; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding accumulated other comprehensive income; the impact of consolidating investment entities; and the assets and liabilities held for sale using a five-point average of quarter-end equity in the denominator.